Exhibit 99.1

Q&A Interview with Oil and Gas Stock, American Petro-Hunter

Point Roberts, WA, SCOTTSDALE, AZ - November 2, 2010 (Investorideas.com energy newswire) - Investorideas.com presents a Q&A Interview with oil and gas stock American Petro-Hunter, Inc. (OTCBB: AAPH). Robert McIntosh, President & C.E.O. discusses recent news and operations as well as a recently released research report (Cohen Report) with a target price of $1.02 per share.

Interview:

Q: Investorideas.com

As an introduction to investors, American Petro-Hunter, Inc. (OTCBB: AAPH) is in production at the Poston Project in Trego County Kansas with new drilling activity and production underway at the North Oklahoma Oil Project. You recently announced an update for investors and shareholders on the ongoing well completion progress at the NOJ26 Well location on the North Oklahoma Oil Project. For new investors, can you give us the hi-lights?

A: Robert McIntosh, President & C.E.O.

We have drilled a multi-zone well with two oil pay zones of 40 feet each. The lower shale our primary objective and it has oil throughout. We have acidized it and fracced it and are now getting it ready for pumping. We believe that when the shale flashes it will be big production for us but we conservative estimate 75-80 barrels to begin. The next offset well goes down in 15 days, a 40 acre step out. We will have three wells producing before December on our North Oklahoma project and plan to drill a horizontal in early 2011.

Q: Investorideas.com

In your corporate description you state, you have "an achievable target of becoming a 1000 BOE producer as our goal"- What is the time frame and based on your current share structure, what does that potentially mean to the bottom line for investors?

A: Robert McIntosh, President & C.E.O.

If we can build our E and P projects to a 300-400 BPD level through our success in Oklahoma, I am reviewing several existing producing fields that have tremendous upside therefor by a combination of producing from our existing wells and production, we see this as an achievable level by 2011. With 40 million shares and $18 MM in cash flow intermediate oils generally are valued at 7 times earnings per share thus $3.20 is our target.

Q: Investorideas.com

In the recent Cohen Report, the company has a price target of $1.02.

Is this based on oil prices staying the current range? and what other factors can change that target price either to the upside or downside?

A: Robert McIntosh, President & C.E.O.

The research report updates the recent development and progress of the Company's oil and gas production projects in Oklahoma and Kansas and concluded with a price target of $1.02 per share. The Grass Roots Research report states that American Petro-Hunter is... "a lucrative investment opportunity in the oil and gas E&P space and provides an upside potential of 191.3% in the short and long term."

We did all our pro forma on oil at $70 so with it today at $80 we have a built in cushion for a decrease. Of course, risk in the energy sector is complicated and dependent on many factors such as US demand but we are in the heartland of Kansas and Oklahoma. Even if oil declines to 50$ per barrel we will make money for our shareholders.

Q: Investorideas.com

What is your growth strategy in Oklahoma Shale and why is it potentially similar to the Bakken region?

A: Robert McIntosh, President & C.E.O.

Shale plays for oil and gas are the new technology of the industry. Advancements in direction drilling and secondary recovery allow us to drill along these shales-they have oil it’s been found and is more of an engineering issue to extract it, like oil sands. So we will have known predictable oil and not have to "wildcat" hoping to discover oil. The Bakken is 200 feet thick and is worth billions to the companies involved. Our Oklahoma shale is new and we are on the cutting edge of drilling leasing and production. And the majors are there-Devon, Chesapeake, Newfield and others now producing gas from the Woodford shale in the south of the State.

It is my opinion that the Woodford is a "mini-Bakken" for now and can possibly be one of the biggest oil plays in Oklahoma history.